Exhibit 99.1

Superclick Reports First Quarter Results and Operating Highlights

-	114% year-over-year revenue growth, provides guidance for FY11

MONTREAL – (MARKET WIRE) – March 14, 2011 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management solutions to the hospitality industry, today announced financial results for the first quarter ended January 31, 2011.

Key Financial and Operating Highlights

•	Q1 2011 revenues of $2,485,472 compared to $1,629,438 for the same period last year, and increase of $856,034, or 52.5% on a Y/Y basis,
•	Year-over-year increase in installation revenue of 114%,
•	Year-over-year increase in services revenue of 15%,
•	Gross margins of 48.8% compared to 51.7% for the same period last year,
•	Continued development of Asia-Pac and Middle East growth strategy,
•	Initiated development relationship with Mitel to integrate with its IP PBX toward the convergence of phone systems and next generation Internet applications to enhance guest experience,
•	Launch of innovative MaMA (Management and Monitoring Application) Mobile App for Apple iPhone® smartphones,
•	Continued corporate program to enhance existing customer properties with wireless, with key “refresh” projects at Fairmont and IHG properties, and
•	Continued development and expansion of Kimpton Hotels footprint.

Financial Results for the Three Months Ended January 31, 2011

During the three months ended January 31, 2011, revenue increased $856,034 or 52.5% to $2,485,472 compared to $1,629,438 for the three months ended January 31, 2010. Net sales revenue which includes revenue generated from new business increased 114.2% to $1,316,880 from $614,664 the previous year. The increase was mainly due to a mix of new business generated by the acquisition of new brands and the up sell of networks due to refreshing or upgrading of existing HSIA networks with existing clients. Services revenue, which includes revenue generated from guest support services, grew 15.2% to $1,168,592 from $1,014,774 the previous year. The Company was able to secure support contracts not only with new customers but successfully renew services with existing clients.

Gross profit for the three months ended January 31, 2011 increased $370,597 or 44.0% to $1,213,557 compared to $842,960 for the three months ended January 31, 2010. Gross margin for the period was 48.8% compared to 51.7% for the previous year’s comparable period. The increase in gross profit was mainly due to the favorable sales variance whereas the unfavorable gross margin variance was mainly due to the period’s sales mix. Services revenue typically produces higher margins than installation revenue. During the three months ended January 31, 2011 installation and services revenue represented 53.0% and 47.0%, respectively of total sales compared to the three months ended January 31, 2010 where installation and services revenue represented 37.7% and 62.3%, respectively of total sales.

Net income for the quarter ended January 31, 2011 and 2010 was $320,374 or 12.9% of net revenue compared to $149,581 or 9.2% of net revenue during 2010 representing an increase of $170,793 or 114.2% in the bottom line. For the three months ended January 31, 2011, the net income per common share basic and fully diluted was $0.01, compared to $0.00 basic and fully diluted for the three months ended January 31, 2010.

Total cash resources as of January 31, 2011 was $2,009,181 compared with $2,092,809 at October 31, 2010.

In terms of expectations for the fiscal year ended October 31, 2011, management expects to report revenues in the range of $10.5 to $11 million and operating margins of 13.5% to 15.5%.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Superclick Networks Inc. serves leading hospitality brands including Accor, Fairmont & Raffles Hotels, Four Seasons Hotels, Intercontinental Hotels Group, Jumeirah, Kimpton Hotels, Mandarin Oriental Hotels, Marriott Hotels, Shangri-La Hotels and Starwood in Canada, North America, the Middle East and Asia.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Company:

Todd M. Pitcher
Phone: 760-798-4938